Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

THIRD QUARTER 2021 RESULTS

LINCOLN, Nebraska (November 2, 2021) — National Research Corporation (NASDAQ:NRC) today announced results for the third quarter of 2021.

Financial Results (Q3 2021 compared to Q3 2020):

●	Total Recurring Contract Value of $151.5 million
●	Revenue increased 13% to $37.8 million
●	Operating Income increased 9% to $13.1 million

We continued to achieve strong revenue growth in the third quarter which is in line with our focus on increasing revenue growth and enabling human understanding for the clients we serve. Our primary emphasis is on organic growth levers of increasing revenue from our core offerings within our existing client base, as well as adding new clients to increase market share. As a result, revenue from our Voice of the Customer offerings increased by 20% in the third quarter of 2021 compared to 2020, and we continued our momentum of winning new clients including Sharp Healthcare and UConn Health.

We believe our solutions are highly differentiated in our clients’ eyes against competitive offerings from firms outside of the healthcare industry and legacy vendors within as we continue to add new clients. We believe that every added client deepens our moat and brings additive value to all current partners through the network effect and the efficiencies inherent in our subscription model have led to long-term margin improvements, a hallmark of our financial performance.

On a year-to-date basis, revenue has grown by 11% and operating income increased by 15% over the prior year. This success has been driven by the efforts of all of our associates and their ability to perform at a high level in our distributed work environment.

NRC Announces Third Quarter 2021 Results

November 2, 2021

Our cash balance increased to $52.5 million at the end of the third quarter 2021. We have adopted a capital allocation strategy that we expect will leverage our available liquidity, along with our continued strong free cash flow to support additional M&A activity, as well as provide returns to shareholders through our dividends.

Third quarter 2021 revenue was $37.8 million, an increase of 13% over third quarter 2020. This was primarily due to new customer sales, as well as an increase in sales to the existing client base. Top-line growth was also driven by partner organizations fully redeploying our services reduced during the same period in 2020, a testament to the indispensable value we provide.

Consolidated operating income for the third quarter 2021 was $13.1 million or a 9% increase over the same period last year.

Total operating expenses of $24.6 million for the third quarter 2021 increased by 12% compared to the third quarter 2020 total operating expenses of $22.0 million.

Direct expenses increased to $13.7 million for the third quarter 2021, compared to $12.2 million for the third quarter 2020. This was due to an increase in variable expenses of $960,000 and fixed expenses of $557,000. Variable expenses increased due to higher survey contracted services, partially offset by less postage, printing, and paper costs primarily resulting from changes in survey methodologies. Conference expenses increased due to the timing and shift in attendance format of conferences. Fixed expenses increased primarily as a result of increased contracted services, sponsorships, salary and benefit costs, software and platform hosting expenses and travel and meal costs due to limited travel resumption in July 2021. Direct expenses were 36% of revenue for the third quarter 2021 and 2020.

Selling, general and administrative expenses increased to $9.5 million for the third quarter 2021, compared to $8.0 million for the same period in 2020, primarily due to increased salary and benefit costs, other taxes due to a favorable tax ruling in 2020 reversing sales tax expense, contracted services, travel and meal costs due to limited travel resumption in July 2021, public company and other legal and accounting costs, and increased business insurance. Selling, general and administrative expenses increased as a percentage of revenue to 25% in the third quarter 2021 compared to 24% in the third quarter of 2020.

Depreciation, amortization and impairment expense decreased to $1.4 million in the third quarter of 2021 compared to $1.8 million in 2020, primarily due to shortening the estimated useful lives of certain building assets in 2020. Depreciation, amortization and impairment expense decreased as a percentage of revenue to 4% in the third quarter 2021 compared to 6% in the third quarter of 2020.

Other income and expense was $514,000 of other net expense in the third quarter 2021 compared to $355,000 of other net expense in third quarter of 2020. This increase in other net expense was primarily due to revaluation on intercompany transactions due to changes in the foreign exchange rate. This was partially offset by decreased interest expense due to the declining balance on our term loan.

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NRC Announces Third Quarter 2021 Results

November 2, 2021

The Company had an income tax provision of $3.0 million for third quarter 2021 compared to $2.1 million in 2020, with an effective tax rate of 24% for third quarter 2021 compared to 18% in 2020. The effective tax rate increased due to decreased tax benefits from the exercise and vesting of share-based compensation awards and higher state income taxes.

Net income for third quarter 2021 was $9.7 million compared to $9.6 million for the same period last year. Diluted earnings per share increased to $0.38 for the quarter ended September 30, 2021, from diluted earnings per share of $0.37 for the quarter ended September 30, 2020.

On a year-to-date basis, 2021 revenue increased by 11% to $109.7 million compared to $98.5 million for the first nine months of 2020. Operating income for the first nine months increased by 15%, to $37.4 million in 2021 from $32.5 million in 2020. Year-to-date net income for 2021 was $27.8 million compared to $29.0 million for the same period in 2020. The decrease in net income was impacted by an increase in the effective income tax rate from 8% in 2020 to 23% in 2021 due to decreased tax benefits from the exercise and vesting of share-based compensation awards and higher state income taxes.

For more than 40 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. Our purpose is to enable human understanding by helping our clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2020 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. In this press release, the statements relating to future M&A activity, future payment of dividends, and the future impact of adding additional clients are forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

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NRC Announces Third Quarter 2021 Results

November 2, 2021

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Revenue	$37,767	$33,477	$109,656	$98,503
Insurance Recoveries	-	533	-	533

Operating expenses:
Direct expenses	13,707	12,189	38,184	36,369
Selling, general and administrative	9,523	7,953	29,060	25,554
Depreciation and amortization	1,399	1,847	5,016	4,623
Total operating expenses	24,629	21,989	72,260	66,546

Operating income	13,138	12,021	37,396	32,490

Other income (expense):
Interest income	4	2	10	15
Interest expense	(413)	(451)	(1,268)	(1,366)
Other, net	(105)	94	(8)	454

Total other expense	(514)	(355)	(1,266)	(897)

Income before income taxes	12,624	11,666	36,130	31,593

Provision for income taxes	2,967	2,088	8,297	2,545

Net income	$9,657	$9,578	$27,833	$29,048

Earnings Per Share of Common Stock:

Basic Earnings Per Share	$0.38	$0.38	$1.09	$1.15
Diluted Earnings Per Share	$0.38	$0.37	$1.08	$1.13

Weighted average shares and share equivalents outstanding
Basic	25,427	25,219	25,423	25,113
Diluted	25,650	25,704	25,655	25,701

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NRC Announces Third Quarter 2021 Results

November 2, 2021

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	September 30, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$52,482	$34,690
Accounts receivable, net	16,262	13,923
Income taxes receivable	95	1,235
Other current assets	3,887	4,264
Total current assets	72,726	54,112

Property and equipment, net	11,447	11,726
Goodwill	61,614	57,255
Other, net	10,399	10,330
Total assets	$156,186	$133,423

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable, net unamortized debt issuance costs	$4,223	$4,061
Accounts payable and accrued expenses	3,961	4,279
Accrued compensation	6,828	6,460
Income taxes payable	464	--
Deferred revenue	17,308	15,585
Other current liabilities	3,332	1,296
Dividends payable	3,054	--
Total current liabilities	39,170	31,681

Notes payable, net of current portion and unamortized debt issuance costs	23,360	26,547
Other non-current liabilities	10,528	10,880
Total liabilities	73,058	69,108

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 110,000,0000 shares in 2021 and 60,000,000 shares in 2020, issued 30,860,131 in 2021 and 30,775,154 in 2020, outstanding 25,449,013 in 2021 and 25,390,968 in 2020	31	31
Additional paid-in capital	173,112	171,785
Retained earnings (accumulated deficit)	(42,701)	(61,375)
Accumulated other comprehensive loss, foreign currency translation adjustment	(2,377)	(2,399)
Treasury stock	(44,937)	(43,727)
Total shareholders’ equity	83,128	64,315
Total liabilities and shareholders’ equity	$156,186	$133,423

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